UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):October 17, 2005

Industrial Enterprises of America, Inc.
(formerly known as Advanced Bio/Chem, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	000-30646	13-3963499
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

711 Third Avenue, Suite 1505, New York, New York	10017
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(212) 490-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principle Officers.

On October 14, 2005, the Board of Directors of the Company appointed Scott Margulis as a new Director of the Company, effective as of October 14, 2005. Mr. Margulis will serve as a Director until the next annual meeting of stockholders or thereafter until his successor is chosen and qualified.

Scott L. Margulis joined one of the Company’s operating subsidiaries, Unifide Industries, Limited Liability Company, a New Jersey limited liability company (“Unifide”), in 1999 after spending several years in the automotive aftermarket and chemical manufacturing industries. He has been responsible for marketing the Unifide product lines to automotive retailers as well as acquiring well established automotive brands and creating new brands. Under Mr. Margulis' guidance, Unifide has experienced an annualized growth rate of 72% in 2004.

As previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission, the Company acquired two operating subsidiaries in July 2005 pursuant to two acquisition agreements. Pursuant to the first agreement, as of June 30, 2005, the Company acquired one hundred percent (100%) ownership of Unifide, a leading marketer and seller of automotive chemicals and additives. Under the Acquisition Agreement by and among the Company, Unifide and Barry J. Margulis and Scott L. Margulis (together, the “Members”), dated as of June 1, 2005 (the “Agreement”), the Company acquired one hundred percent (100%) of the membership interests of Unifide from the Members for consideration consisting of (i) $800,000 in cash, (ii) promissory notes to each of the Members of an aggregate of $1.2 million, secured by all of the membership interests purchased by the Company under the Agreement, (iii) 3,500,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), subject to adjustment in the number of shares if the price of the Common Stock should be less than $0.30 from the period from July 1, 2005 to July 10, 2005, and (iv) options to certain of Unifide’s employees (excluding the Members) to purchase 200,000 shares of the Company’s Common Stock under the Company’s 2004 Stock Option Plan. Additionally, the Company agreed that Unifide would enter into employment agreements with each of the Members. As a result of the acquisition, Unifide became Company’s wholly owned subsidiary. The terms of the Agreement were determined by arms’ length negotiations between the parties.

Pursuant to the second acquisition agreement, as of June 30, 2005, the Company acquired one hundred percent (100%) ownership of Todays Way Manufacturing, LLC, a New Jersey limited liability company (“Todays”), that manufactures and packages the products sold by Unifide . Under the Acquisition Agreement by and among the Company, Todays and the Members, dated as of June 1, 2005 (the “Todays Agreement”), the Company acquired one hundred percent (100%) of the membership interests of Todays from the Members for consideration consisting of (i) $200,000 in cash, (ii) promissory notes to each of the Members of an aggregate of $300,000, secured by all of the membership interests purchased by the Company under the Todays Agreement, (iii) 1,500,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), subject to adjustment in the number of shares if the price of the Common Stock should be less than $0.30 from the period from July 1, 2005 to July 10, 2005, and (iv) options to the Members to purchase an aggregate of 755,000 shares of the Company’s Common Stock under the Company’s 2004 Stock Option Plan. As a result of the acquisition, Todays became Company’s wholly owned subsidiary. The terms of the Todays Agreement were determined by arms’ length negotiations between the parties.

Other than the Agreement and the Todays Agreement, there were no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which Mr. Margulis had or is to have a direct or indirect material interest.

Additionally, on October 14, 2005, the Board of Directors elected John Mazzuto as the Company’s Chief Executive Officer and President. Mr. Mazzuto will still continue on as the Company’s Chief Financial Officer until a replacement can be found. Mr. Mazzuto will also continue as the Company’s Assistant Secretary. Mr. Mazzuto replaces Crawford Shaw, who stepped down from his position as the Chief Executive Officer and President as of October 14, 2005. Mr. Shaw will continue on as the Company’s Chairman of the Board.

John Mazzuto, 57, the Vice Chairman of the Board, has been an investor, financial consultant and advisor to a number of mid and small sized firms in various industries. Previously, he was Managing Director of corporate finance of Chemical Bank of New York. Mr. Mazzuto was Group Managing Director of an international merchant bank and was a member of the board of directors of a number of companies. Mr. Mazzuto graduated from Yale College in 1970. Mr. Mazzuto does not have an employment agreement with the Company.

Section 7 —Regulation FD
Item 7.01 Regulation FD Disclosure.

On October 13, 2005, the Company issued a press release announcing the appointment of Mr. Margulis to the Company’s Board of Directors and the election of Mr. Mazzuto as Chief Executive Officer and President, as disclosed above in Item 5.02. The press release furnished with this Current Report on Form 8-K provides details not included in previously issued reports of the Company and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.

Exhibit number	Description
99.1	Press release of the Company, dated October 13, 2005, which is furnished with this Current Report on Form 8-K pursuant to Item 7.01.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Enterprises of America, Inc.

October 17, 2005	By: /s/ John D. Mazzuto Name: John D. Mazzuto Title: Chief Executive Officer and President